EXHIBIT 5.5

[PERKINS COIE LLP LETTERHEAD]

August 18, 2014

Expedia, Inc.

333 108th Avenue N.E.

Bellevue, WA 98004

Re:	Expedia, Inc. Corporation Registration Statement on Form S-3, as supplemented, filed on August 8, 2014 (File No. 333-197974)

Ladies and Gentlemen:

We have acted as special counsel to Expedia, Inc., a Washington corporation (the “Company”), in connection with the guarantee by the Company of the Notes (as defined below). The Company is one of several guarantors (such guarantors, including the Company, are hereinafter collectively referred to as the “Subsidiary Guarantors”) in connection with (i) a registration statement on Form S-3 initially filed by the Company’s parent company, Expedia, Inc., a Delaware corporation (“Parent”), and the Subsidiary Guarantors with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 8, 2014, as supplemented by the Prospectus Supplement dated August 14, 2014 (File No. 333-197974) (the “Registration Statement”); and (ii) the offering of $500,000,000 aggregate principal amount of Parent’s 4.500% senior notes due 2024 (the “Notes”) and related guarantees of the Subsidiary Guarantors registered pursuant to the Registration Statement under the Securities Act, whereby Parent is issuing the Notes and the Subsidiary Guarantors are issuing the related guarantees under the Base Indenture (the “Base Indenture”), dated August 18, 2014, by and among the Parent, the Subsidiary Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the First Supplemental Indenture, dated August 18, 2014, by and among Parent, the Subsidiary Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “First Supplemental Indenture”, and together with the Base Indenture, the “Indenture”).

In connection with this opinion letter, we have examined originals or copies of such documents, records, certificates of public officials and certificates of officers and representatives of the Company as we have considered necessary to provide a basis for the opinions expressed herein, including the following:

1.	Executed copy of the Indenture (including the related guarantees) as provided to us by the Company;

2.	The Underwriting Agreement, dated August 13, 2014, by and among Parent, J.P. Morgan Securities LLC. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters, and the Subsidiary Guarantors (the “Underwriting Agreement”);

3.	The Registration Statement;

4.	Restated Articles of Incorporation of the Company, as amended, as certified by an officer of the Company to be a true and complete copy of such Restated Articles of Incorporation as of the date hereof;

5.	Bylaws of the Company, as amended, as certified by an officer of the Company to be a true and complete copy of such Bylaws as of the date hereof;

6.	Certificate of Existence for the Company, issued by the Washington Secretary of State, dated August 5, 2014; and

7.	Resolutions of the Board of Directors (or a committee thereof) of the Company, certified by an officer of the Company as of the date hereof.

The documents listed in items 1 through 3 above are herein collectively referred to as the “Transaction Documents”.

As to matters of fact material to the opinions expressed herein, we have relied on (a) information in the Certificate of Existence of the Company dated August 5, 2014 and issued by the Secretary of State of the State of Washington (and all opinions based on this document are as of the date of such document and not as of the date of this opinion letter), (b) information provided in certificates of officers/representatives of the Company and (c) the representations and warranties of the Company in the Underwriting Agreement. We have not independently verified the facts so relied on.

We have relied, without investigation, on the following assumptions:

1.	Original documents reviewed by us are authentic, copies of original documents reviewed by us conform to the originals, and all signatures on executed documents are genuine.

2.	When the Notes (and related guarantees) proposed to be issued pursuant to the terms of the Indenture are issued, they will conform to the description of the 4.500% Senior Notes Due 2024 in the Registration Statement.

3.	All individuals have sufficient legal capacity to perform their functions with respect to the Transaction Documents and the transactions contemplated by the Transaction Documents.

Based on the foregoing and subject to the qualifications and exclusions stated below, we express the following opinions:

1.	The Company is validly existing as a corporation under the laws of the State of Washington and has the necessary corporate power and authority to guarantee the Notes pursuant to the terms of the Indenture.

2.	The Company’s guarantee of the Notes pursuant to the terms of the Indenture has been duly authorized by all necessary corporate action, and each of the Transaction Documents to which the Company is a party has been validly authorized, executed and delivered by the Company, as the case may be.

For purposes of expressing the opinions herein, we have examined the laws of the State of Washington and our opinions are limited to such laws.

The opinions expressed herein (a) are limited to matters expressly stated herein, and no other opinions may be implied or inferred and (b) are as of the date hereof (except as otherwise noted above). We disclaim any undertaking or obligation to update these opinions for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.

Wachtell, Lipton, Rosen & Katz may rely on the opinions expressed herein as if this opinion were addressed directly to it. You may refer to and produce a copy of this opinion letter in connection with the assertion of a defense as to which this opinion letter is relevant and necessary and in response to a court order. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm under the caption “Legal Matters” in the prospectus or any prospectus supplement which is part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the related rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Perkins Coie LLP

PERKINS COIE LLP